EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2022 with respect to the consolidated financial statements of Alta Equipment Group Inc. and Subsidiaries as of December 31, 2021 and for each of the years in the two-year period ended December 31, 2021, which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”. We were dismissed as auditors on June 23, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in such Prospectus for the periods after the date of our dismissal.

/s/ UHY LLP

Sterling Heights, Michigan

March 23, 2023

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